Exhibit 99.1

News Release

Wabtec Reports Record 4Q EPS and Sales,

And Strong Cash Flow From Operations In 2007;

Company Also Affirms 2008 Guidance

WILMERDING, PA, Feb. 21, 2008 – Wabtec Corporation (NYSE: WAB) today reported its 2007 fourth quarter and full-year results, including the following highlights:

•

In the fourth quarter, earnings per diluted share were a record 58 cents, compared to 53 cents in the year-ago quarter, which included a net tax benefit of 8 cents. Excluding the net tax benefit in the 2006 fourth quarter, earnings per diluted share increased 29 percent.

•	Fourth quarter sales increased 24 percent to a record $365 million, reflecting strong growth in the Transit Group and continued execution of the company’s growth strategies.

•

For the full year, Wabtec had record earnings per diluted share of $2.23, a 29 percent increase compared to 2006; and record sales of $1.36 billion, an increase of 25 percent compared to 2006. Income from operations increased to $179 million, or 13.2 percent of sales, compared to $130 million, or 12 percent of sales, in 2006. The increase was due to benefits from the Wabtec Performance System and operating leverage from higher sales. In 2007, the company generated strong cash flow from operations of about $140 million, or about 10 percent of sales.

•	During the year, Wabtec repurchased 509,800 shares of company stock for $18 million.

•	At year-end, the company’s multi-year backlog remained above $1 billion for the seventh consecutive quarter, even as the company had another record sales year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “2007 was another good year for Wabtec, both financially and strategically. Our financial performance was strong, with double-digit earnings growth, increasing margins and good cash flow. We posted these results even as demand softened in certain segments of the U.S. freight rail market, as our diversified business model and global growth initiatives continued to drive our performance. From a strategic perspective, we made progress by acquiring Ricon, which expanded our product line of bus components; growing globally in places such as Continental Europe and the U.K.; and advancing new technologies in the rail industry, including our Electronic Train Management System® and electronically controlled pneumatic braking products.”

2008 Outlook Affirmed

Wabtec affirmed its 2008 earnings guidance of about $2.50 per diluted share, based on a mid-single-digit revenue growth percentage. This level of earnings would represent growth of about 12 percent compared to 2007, despite an expected decline in the production of new freight cars in the U.S.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

News Release

Neupaver said: “It’s clear that current economic conditions in the U.S. are not as robust as in recent years, which is having a negative impact on certain segments of the rail industry. At Wabtec, however, we are positioned to deliver our sixth consecutive year of revenue and earnings growth. These expectations are driven by the company’s diversified business model, solid execution of our growth strategies, and higher operating margins from ongoing application of the Wabtec Performance System. As a result, we remain optimistic about the future of Wabtec and our growth opportunities in the worldwide railway industry.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2007	Fourth Quarter 2006	For the Twelve Months 2007	For the Twelve Months 2006

Net sales	$365,268.00	$294,420.00	$1,360,088	$1,087,620
Cost of sales	(268,782)	(215,923)	(990,469)	(790,843)

Gross profit	96,486	78,497	369,619	296,777
Gross profit as a % of Net Sales	26.4%	26.7%	27.2%	27.3%
Selling, general and administrative expenses	(38,898)	(32,452)	(148,437)	(130,294)
Engineering expenses	(10,355)	(8,495)	(37,434)	(32,701)
Amortization expense	(1,465)	(1,009)	(4,007)	(3,631)

Total operating expenses	(50,718)	(41,956)	(189,878)	(166,626)
SGA as a % of Net Sales	10.6%	11.0%	10.9%	12.0%
Operating expenses as a % of Net Sales	13.9%	14.3%	14.0%	15.3%

Income from operations	45,768	36,541	179,741	130,151
Income from operations as a % of Net Sales	12.5%	12.4%	13.2%	12.0%
Interest income (expense), net	(731)	(386)	(3,637)	(2,177)
Other income (expense), net	(277)	(109)	(3,650)	(1,417)

Income from continuing operations before income taxes	44,760	36,046	172,454	126,557
Income tax expense	(15,812)	(9,143)	(63,067)	(40,063)

Effective tax rate	35.3%	25.4%	36.6%	31.7%

Income from continuing operations	28,948	26,903	109,387	86,494

Discontinued operations
Income (loss) from discontinued operations (net of tax)	(272)	(661)	183	(1,690)

Net income	$28,676	$26,242	$109,570	$84,804

Earnings Per Common Share
Basic
Income from continuing operations	$0.59	$0.56	$2.25	$1.79
Income (loss) from discontinued operations	—	(0.02)	0.01	(0.04)
Net income	$0.59	$0.54	$2.26	$1.75

Diluted
Income from continuing operations	$0.59	$0.55	$2.23	$1.76
Income (loss) from discontinued operations	(0.01)	(0.02)	—	(0.03)
Net income	$0.58	$0.53	$2.23	$1.73

Weighted average shares outstanding
Basic	48,693	48,367	48,530	48,322

Diluted	49,455	49,139	49,141	49,108

Sales by Segment
Freight Group	$185,822.00	$174,494.00	$734,173	$709,353
Transit Group	179,446	119,926	625,915	378,267

Total	$365,268	$294,420	$1,360,088	$1,087,620